Shareholder Meetings

A Special Meeting of Shareholders of the Fund was held on August 22, 2006 for shareholders of record as of May 25, 2006, to approve a new Investment Advisory Agreement and Sub-Advisory Agreement, for each of the following Portfolios, as well as an Agreement and Plan of Reorganization whereby each of the following Portfolios would reorganize with another Fund managed by BlackRock, and a change to the fundamental investment policy regarding investments in municipal securities for the Portfolios indicated below. The votes regarding the approval of the new agreements, the reorganizations and the change to the fundamental investment policies were as follows:

Approve the new Investment Advisory Agreement:

					For		Against		Abstain

UltraShort Municipal	   	1,969,667        	-   	   	-

Pennsylvania Tax-
Free Income				57,097,926 	170,739 	137,041

New JerseyTax-Free
Income			  	12,999,402 	 18,615 	 27,290

Approve the new Sub-Advisory Agreement:

					For		Against		Abstain

UltraShort Municipal	   	1,969,667 	   -   	   	-

Pennsylvania Tax-
Free Income			  57,098,545 	156,514 	150,647

New JerseyTax-Free
Income			  12,972,400 	 24,624  	48,283

Approve the Agreement and Plan of Reorganization:

					For		Against	Abstain

UltraShort Municipal(1)    	1,405,727 	472,413 	   41

Pennsylvania Tax-
Free Income			  	56,980,501 	101,605 	 69,865

New JerseyTax-Free
Income			  	12,995,729 	 17,444 	 28,469

Approve the Change to the Fundamental Investment Policy:

				For		Against	Abstain

Pennsylvania Tax-
Free Income			57,063,884 	157,124 	 184,698

New JerseyTax-Free
Income			12,981,464 	 22,556 	  41,287
1 - The Special Meeting of Shareholders was adjourned until September
15, 2006